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                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                      FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                        ARTERIAL VASCULAR ENGINEERING, INC.
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               (Exact name of registrant as specified in its charter)


        Delaware                     0-27802                   94-3144218
  --------------------            --------------          ---------------------
    (State or other                (Commission              (I.R.S. Employer
    jurisdiction of                File Number)           Identification Number)

                  3576 Unocal Place, Santa Rosa, California 95403
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                      (Address of principal executive offices)

                                   (707) 525-0111
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                (Registrant's telephone number, including area code)

                 Common Stock par value $0.001 per share ("Common")
              (Title of each class of securities covered by this form)

                                        N/A

             ---------------------------------------------------------
                     (Titles of all other classes of securities
       for which a duty to file reports under Section 3(a) or 159(d) remains)

Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate
Or suspend the duty to file reports:

[X ]  Rule 12g-4(a)(1)(i)  [  ]  Rule 12g-4(a)(2)(ii) [  ]  Rule 12h-3(b)(2)(i)
[  ]  Rule 12g-4(a)(1)(ii) [  ]  Rule 12h-3(b)(1)(i)  [  ]  Rule 12h-3(b)(2)(ii)
[  ]  Rule 12g-4(a)(2)(i)  [  ]  Rule 12h-3(b)(1)(ii) [  ]  Rule 15d-6

Approximate number of holders of record as of the certification or
notice date:   ONE


     Pursuant to the requirements of the Securities Exchange Act of 1934, Arterial Vascular Engineering, Inc. has duly caused this Certification/Notice to be signed on its behalf by the undersigned duly authorized person.

                                   ARTERIAL VASCULAR ENGINEERING, INC.


                                   By: /s/ Scott J. Solano
                                      --------------------------------------
January 28, 1999                       Scott J. Solano
                                       President and Chief Executive Officer